EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carter Validus Mission Critical REIT, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-195258) on Form S-3 of Carter Validus Mission Critical REIT, Inc. of our report dated March 26, 2015, with respect to the consolidated balance sheet of Carter Validus Mission Critical REIT, Inc. as of December 31, 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2014, and the related financial statement schedule, which report appears in the December 31, 2014 annual report on Form 10-K of Carter Validus Mission Critical REIT, Inc.

/s/ KPMG LLP

Tampa, Florida

Certified Public Accountants

March 26, 2015